Exhibit 10.9

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION COPY

JOINT INTELLECTUAL PROPERTY AGREEMENT

by and between

BP BIOFUELS NORTH AMERICA LLC

and

VERENIUM CORPORATION

(Effective as of September 2, 2010)

JOINT INTELLECTUAL PROPERTY AGREEMENT INDEX

i

JOINT INTELLECTUAL PROPERTY AGREEMENT

THIS JOINT INTELLECTUAL PROPERTY AGREEMENT (“Agreement”) is made as of September 2, 2010 (“Effective Date”), by and between BP Biofuels North America LLC, a Delaware limited liability company (“BP”), and Verenium Corporation, a Delaware corporation (“Verenium”).

RECITALS

BP and Verenium have entered into that certain Asset Purchase Agreement dated as of July 14, 2010 (“Asset Purchase Agreement”), pursuant to among other things, Verenium will sell to BP, and BP will purchase from Verenium, all of the assets, rights and properties of Verenium and its Non-Biofuels Subsidiaries (as defined in the Asset Purchase Agreement) used in or related to Verenium’s lignocellulosic biofuels business and all of the capital stock of the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement);

Verenium and Syngenta are parties to the Separation Agreement, pursuant to which Verenium granted to Syngenta an exclusive right and license to the Verenium Patent Rights and Verenium Know-How in the Syngenta Field of Use;

Following the sale of the LC Business, Verenium plans to continue operating the Enzyme Business (as defined in the Asset Purchase Agreement);

Under the Asset Purchase Agreement, BP acquires from Verenium a joint and undivided ownership right in the Joint Intellectual Property; and

The Parties desire, among other things, to set forth their understandings and agreements with respect to the Joint Intellectual Property pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, to induce the Parties to enter into the Asset Purchase Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, BP and Verenium agree as follows:

ARTICLE I

Definitions

For the purposes of this Agreement, the following terms have the following meanings:

1.1 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, (a) controls, (b) is controlled by, or (c) is under common control with, any other Person referred to in this Agreement. As used in this Section 1.1, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise. One Person is presumed to control another Person if the first Person possesses, directly or indirectly, fifty percent (50%) or more of the voting rights in the second Person entitled to vote at a meeting of shareholders, members, partners or other equity or ownership interest holders.

1.2 “Biofuels Affiliates” means, upon the consummation of the transaction contemplated by the Asset Purchase Agreement, the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement), their successors and assigns, and any Affiliate of BP which carries on or conducts the LC Business.

1.3 “Biomolecule” has the meaning set forth in the Separation Agreement.

1.4 “BP” means BP Biofuels North America LLC, a Delaware limited liability company, or any successor or assign pursuant to Section 11.3.

1.5 “BP Field of Use” means the researching, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts, and for the avoidance of doubt excluding starch to ethanol, starch to other biofuels and starch to bioproducts.

1.6 “BP Indemnitees” mean BP, each of BP’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of BP and BP’s Affiliates.

1.7 “BP License Agreement” means the BP License Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.8 “BP Non-Competition Agreement” means the BP Non-Competition Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.9 “Claim” has the meaning given such term in Section 8.1.1.

1.10 “Closing” shall have the meaning set forth in the Asset Purchase Agreement.

1.11 “Confidential Information” means any and all information, data and technology disclosed and/or provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates, including, without limitation, any and all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing.

1.12 “Disclosing Party” means a Party or its Affiliate that furnishes or provides access to Confidential Information of such Party or its Affiliate to another Party or its Affiliate.

1.13 “Effective Date” means the date as of which this Agreement is made as set forth in the introductory paragraph.

1.14 “Joint Intellectual Property” shall have the meaning given such term in the Asset Purchase Agreement.

1.15 “LC Business” means the researching, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts (which for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts), carried on or conducted by BP and/or any of its Affiliates.

1.16 “Losses” has the meaning given such term in Section 8.1.1.

1.17 “Non-Competition Agreements” means the BP Non-Competition Agreement and the Verenium Non-Competition Agreement.

1.18 “Party” means either BP or Verenium and they may be referred to collectively as “Parties.” A reference to a “Party” includes that Party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement.

1.19 “Patent Rights” means all issued patents and pending unpublished and published patent applications (including certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all plant patents and design patents, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all counterparts of any of the foregoing, as well as the rights to file for, and to claim priority to, such patent rights.

1.20 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.21 “Receiving Party” means any Party or its Affiliate that receives or has access to Confidential Information of the other Party or its Affiliate.

1.22 “Retained Rights” means the Verenium Patent Rights (or any claims thereof) or Verenium Know-How to the extent (but only to the extent) that such Verenium Patent Rights (or any claims thereof) or Verenium Know-How (a) cover the right to make, have made and use Biomolecules included in the Collaboration Materials expressed or produced through Transgenic Expression (as those capitalized terms are defined in the Separation Agreement) and to use data and information included in the Collaboration Materials, in each case to develop, have developed, use, have used, make, have made, import, have imported, export, have exported, sell, offer for sale and have sold products which consist of, incorporate or are made through the use of any Biomolecules included in the Collaboration Materials expressed or produced through Transgenic Expression, and (b) as otherwise exclusively licensed to Syngenta in the Syngenta Field of Use under the Separation Agreement.

1.23 “Separation Agreement” means that certain Separation Agreement entered into October 28, 2009 by and between Syngenta and Verenium, as may be amended in accordance with its terms.

1.24 “Sublicense” means any grant by Verenium of a sublicense under the Verenium Intellectual Property pursuant to the terms of this Agreement.

1.25 “Sublicensee” means any Third Party to whom Verenium grants a Sublicense.

1.26 “Syngenta” means Syngenta Participations AG, a corporation organized under the laws of Switzerland, or any successor or assign in accordance with the terms of the Separation Agreement.

1.27 “Syngenta Field of Use” means the scope of the rights exclusively granted by Verenium to Syngenta and its Affiliates pursuant to Section 2.1, and Section 2.3 of the Separation Agreement.

1.28 “Term” has the meaning given such term in Section 9.1 of this Agreement.

1.29 “Third Party” means a Person other than the Parties to this Agreement and their respective Affiliates.

1.30 “Third Party Licensee Agreements” means any agreement pursuant to which Verenium or any of its Affiliates or BP or any of its Biofuels Affiliates has granted a license or sublicense under the Verenium Intellectual Property to any Third Party as of the Effective Date.

1.31 “Third Party Consents” means the applicable prior consent, sublicense and/or permission of any and all Third Parties, whether such Third Party is a licensor(s) of any of the Verenium Intellectual Property (“Third Party Licensor”) or otherwise, to the grant under any of the Verenium Intellectual Property of any of the rights proposed to be granted to Verenium, BP or their respective Affiliates or Sublicensees hereunder, in the form as may be required by any such Third Party from time to time.

1.32 “Third Party Licensor Agreement” means an agreement pursuant to which a Third Party Licensor licenses or sublicenses to Verenium, BP or their respective Affiliates or Sublicensees, rights with respect to intellectual property rights owned or controlled by such Third Party Licensor.

1.33 “Verenium Field of Use” means any field of use outside of and excluding the BP Field of Use and the Syngenta Field of Use.

1.34 “Verenium Improvements” means any improvements, additions, modifications, developments, enhancements, updates, derivative works, transformations, translations, adaptations and other changes in or to the Verenium Intellectual Property, including any new or improved process, application, method of use, method of manufacture, composition of matter, tool, system, technology, design change, manufacturing or processing technique, or any other invention, discovery or creation, arising or derived from or arising as a result of the practice of any of the Verenium Intellectual Property licensed to Verenium pursuant to this Agreement.

1.35 “Verenium Indemnitees” mean Verenium, each of Verenium’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of Verenium and Verenium’s Affiliates.

1.36 “Verenium Intellectual Property” means collectively the Verenium Patent Rights and the Verenium Know-How.

1.37 “Verenium Know-How” means any of the following owned or controlled by Verenium or its Affiliates: methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms and mask works, all as expressly listed and indentified on Schedule 1.37 hereto.

1.38 “Verenium License Agreement” means the Verenium License Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.39 “Verenium Non-Competition Agreement” means the Verenium Non-Competition Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.40 “Verenium Patent Rights” means (a) the Patent Rights which are expressly listed and identified on Schedule 1.40 hereto, and (b) Patent Rights arising from prosecution or maintenance of such Patent Rights expressly listed and identified on Schedule 1.40.

ARTICLE II

License Grants to Intellectual Property Rights

2.1 Non-Exclusive License to Verenium Intellectual Property. Effective automatically upon the assignment of the Verenium Intellectual Property pursuant to Section 3.2 hereof (if such assignment takes place), subject to the terms and conditions contained in this Agreement, BP shall grant and hereby grants to Verenium a non-exclusive, worldwide, royalty free and fully paid, nontransferable (except as provided in Section 11.3), perpetual and irrevocable right and license, with the right to sublicense solely in accordance with subsection 2.2 hereof, under and with respect to the Verenium Intellectual Property to make or have made, use or have used, practice or have practiced, improve or have improved, research or have researched, develop or have developed, modify or have modified, enhance or have enhanced, create derivative works of or have derivative works created, market or have marketed, distribute or have distributed, import or have imported, export or have exported, sell, offer for sale, have sold or otherwise dispose of, products or services in the Verenium Field of Use, in each case subject to all applicable Third Party Licensor Agreements and Third Party Consents and to all applicable Third Party Licensee Agreements.

2.2 Right to Sublicense. Verenium and its Affiliates may enter into Sublicenses for the Verenium Intellectual Property after the assignment of the Separation Agreement pursuant to Section 3.2 hereof, if any, provided that: (a) promptly upon execution of a Sublicense, Verenium and its Affiliates shall furnish BP with the name and current mailing address of each Sublicensee and with a copy of each Sublicense (which such information, including such Sublicense, shall be treated as Confidential Information of Verenium and which by necessity may be redacted in part); and (b) the terms of any such Sublicense shall be consistent with the terms of this Agreement.

2.3 Verenium Improvements. If the assignment of the Verenium Intellectual Property pursuant to Section 3.2 hereof takes place, all right, title and interest in and to all Verenium Improvements derived from or arising as a result of the practice of the Verenium Intellectual Property by Verenium, its Affiliates or Sublicensees, as permitted by this Agreement, which Verenium, its Affiliates or Sublicensees may have or acquire, make or develop, or have made or developed, solely or jointly with any other Person or Persons, shall be owned by Verenium, its Affiliates or Sublicensees, respectively.

2.4 Exclusive License to Verenium Intellectual Property in the BP Field of Use. Subject to the terms and conditions contained in this Agreement, Verenium and its Affiliates shall grant and hereby grant to BP and its Biofuels Affiliates an exclusive, worldwide, royalty free and fully paid, nontransferable (except as provided in Section 11.3), irrevocable right and license, with the right to sublicense, under and with respect to the Verenium Intellectual Property, excluding the Retained Rights, to make or have made, use or have used, practice or have practiced, improve or have improved, research or have researched, develop or have developed, modify or have modified, enhance or have enhanced, create derivative works of or have derivative works created, market or have marketed, distribute or have distributed, import or have imported, export or have exported, sell, offer for sale, have sold or otherwise dispose of, products or services in the BP Field of Use, excluding the Syngenta Field of Use. The grant of the right and license pursuant to this Section 2.4 shall expire upon the assignment to BP of the Verenium Intellectual Property pursuant to Section 3.2 hereof.

2.5 Third Party Consents. Notwithstanding any other provision of this Agreement, neither Party nor its Affiliates are required to make a disclosure of any Verenium Intellectual Property, or procure any rights on either Party’s behalf, or grant any right, license or sublicense under or to any of the foregoing, to the extent that such Verenium Intellectual Property was acquired from a Third Party Licensor (other than Syngenta) under a Third Party Licensor Agreement (other than the Separation Agreement) that prevents or restricts disclosure of the Verenium Intellectual Property or the granting of rights, licenses or sublicenses under the Verenium Intellectual Property, or such disclosure is otherwise subject to a Third Party Consent requirement, except that (a) if the Third Party Licensor Agreement restricts disclosure of such Verenium Intellectual Property only to a sublicensee that is bound by confidentiality obligations, then the Party shall disclose the Verenium Intellectual Property to the other Party subject to the confidentiality obligations of Article VI, and (b) if the Third Party Licensor Agreement restricts the granting of rights, licenses or sublicenses under the Verenium Intellectual Property by requiring the prior written consent of the Third Party Licensor, then the other Party may seek the Third Party Consent, and, if the other Party obtains such Third Party Consent, the granting Party shall grant the license or sublicense under the Verenium Intellectual Property pursuant to this Agreement. Neither Party shall be required to assist the other Party in any way or secure any Third Party Consents, except as required of Verenium with respect to Syngenta pursuant to Article III. The licensed Party shall be solely responsible for the payment of any money or other consideration that may be required to be paid or given to such Third Party at any time to secure, provide or obtain any Third Party Consents (collectively, “Third Party Consent Payments”). At no time shall either Party be obligated to pay any money or any other consideration or to amend the terms of any Third Party Licensor Agreements, at any time to secure, provide or obtain any Third Party Consent, except as required of Verenium with respect to Syngenta pursuant to Article III. The disclosure, license, sublicense or use of the Verenium Intellectual Property hereunder shall be made subject to any confidentiality obligations or other restrictions required under the Third Party Licensor Agreement pursuant to which such Verenium Intellectual Property were acquired from such Third Party, except with respect to the Separation Agreement or as required of Verenium with respect to Syngenta pursuant to Article III. If a Third Party Licensor Agreement provides a non assert right or protection with respect to Patent Rights to a Party, if and to the extent the express terms of such non assert provide or extend the benefits or protections of such provision expressly to a sublicensee of the Party, then subject to the terms of the Third Party Licensor Agreement, the licensee hereunder will be entitled to the benefits or protections of such provision to the extent expressly allowed by such Third Party Licensor Agreement and provided (x) the Party and its Affiliates shall be under no obligation to pay any money or any other consideration or to amend the terms of any Third Party Licensor Agreements at any time to secure, provide or obtain the benefits of such non assert provision to the licensee hereunder, (y) the Party and its Affiliates shall not be required to make any claim or engage in any litigation or other proceeding to obtain the benefit of any such non assert provision for the licensee hereunder, and (z) the licensee hereunder shall be required to adhere to the express terms of such non assert provision and not cause the Party to be in breach of or default under such Third Party Licensor Agreement.

2.6 Third Party Licensee Agreement Restrictions. If any Verenium Intellectual Property is subject to licenses or sublicenses granted to Third Parties as of the Effective Date under any Third Party Licensee Agreement, to the extent that such Verenium Intellectual Property granted hereunder conflict with the terms of such Third Party Licensee Agreement, such Verenium Intellectual Property granted hereunder are granted subject to such terms of such Third Party Licensee Agreements.

2.7 Audit of Licensed Rights. From and after the assignment of the Verenium Intellectual Property pursuant to Section 3.2 hereof (if such assignment takes place), BP shall have the right to inspect at its expense, through an independent auditing firm in the United States reasonably acceptable to Verenium, which acceptance will not be unreasonably delayed or denied by Verenium (“Technology Auditor”) Verenium’s and its Affiliates’ use of the Verenium Intellectual Property licensed to Verenium and its Affiliates hereunder limited to once per year (and additionally to the extent that an audit shows that Verenium and its Affiliates are not using the Verenium Intellectual Property in material conformance with the terms of this Agreement) to confirm to BP Verenium’s and its Affiliates’ compliance with this Agreement. Any such inspections shall be conducted during normal business hours at reasonable times and upon reasonable prior written notice. If any such inspection reveals that Verenium and its Affiliates are not using the Verenium Intellectual Property licensed to Verenium and its Affiliates hereunder in material conformance with the terms of this Agreement, Verenium and its Affiliates shall promptly take corrective action as directed by BP and Verenium and its Affiliates shall, as soon as commercially possible using Verenium’s and its Affiliates’ reasonable commercial efforts, provide evidence of such corrective action to BP including (a) furnishing to BP a written certification from an officer of Verenium that the corrective action has been taken and completed in all material respects, and (b) allowing the Technology Auditor to reinspect the use of the Verenium Intellectual Property licensed to Verenium and its Affiliates hereunder to verify the corrective action has been taken and completed in all material respects. If Verenium or its Affiliates do not take and complete the corrective action(s) as soon as commercially possible using Verenium’s and its Affiliates’ reasonable commercial efforts, BP may exercise its rights and remedies under this Agreement, at law and in equity with respect thereto.

ARTICLE III

BP Right to Acquire Verenium Intellectual Property

3.1 Negotiation Rights. After the Closing, BP shall have the exclusive right to negotiate with Syngenta for the assignment to BP of all Verenium’s rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property (for clarification, the purpose of such negotiation may not be to affect any of Verenium’s rights and obligations under the Separation Agreement, other than with respect to the Verenium Intellectual Property). Verenium shall cooperate with BP’s reasonable requests and, at BP’s cost and expense, use all commercially reasonable efforts to assist BP in obtaining Syngenta’s consent to an assignment of all Verenium’s rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP, and to amend the Separation Agreement to effectuate the foregoing; provided that, for clarification, Verenium shall not have any obligation to agree to any amendment to the Separation Agreement that adversely affects Verenium’s rights and obligations under the Separation Agreement (other than with respect to the Verenium Intellectual Property).

3.2 Assignment of Verenium Intellectual Property. As soon as practicable after obtaining Syngenta’s consent to the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP pursuant to Section 3.1 hereof, Verenium shall assign to BP (a) all Verenium’s rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP, (b) all Verenium’s right, title and interest in and to the Verenium Know-How, and (c) all Verenium’s right, title and interest in and to the Verenium Patent Rights pursuant to an Intellectual Property Assignment in substantially the form attached hereto as Exhibit A. In connection therewith, Verenium shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts, including amending the Separation Agreement and filing such assignments, agreements, documents and instruments, as may be necessary or as BP may reasonably request in order to fulfill the purposes and intent of this Section 3.2.

3.3 Exclusivity. After the Closing, Verenium shall not, and shall take all action necessary to ensure that none of its Affiliates or any of their respective representatives shall (a) solicit, initiate or accept any other proposals or offers from any Person relating to any direct or indirect acquisition, purchase or license of all or a portion of the Verenium Intellectual Property; or (b) participate in any discussions, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing; provided that nothing shall prevent or restrict Verenium from soliciting, initiating or accepting any proposal or offer from any Person relating to a transaction for the transfer or sale of all or substantially all of the collective business or assets of Verenium to a Third Party, whether by merger (including by or through merger of a subsidiary), sale of stock, sale of assets or otherwise, or participating in any discussions, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperating in any way, assisting or participating in, facilitating or encouraging any effort or attempt by any other Person to seek to do any of the foregoing with respect to such a transaction.

ARTICLE IV

Patent Matters

4.1 Patent Prosecution. BP shall have the sole right (except as provided in this Article IV and subject to the terms of the Separation Agreement), but not the obligation, to prepare, file, prosecute and maintain at its cost and expense the patent applications and patents within the Verenium Patent Rights, using patent counsel (including in-house counsel) of BP’s choice. The cost and expenses of such prosecution and maintenance shall be borne by BP. Upon request, BP will provide Verenium with copies of all substantive official correspondence (including, but not limited to, applications, office actions and responses) with the United States Patent and Trademark Office and its foreign equivalents. All such documents and communications shall constitute Confidential Information of BP. Verenium may provide comments concerning prosecution of such patent applications and BP shall give good faith consideration thereto. In order to facilitate Verenium’s right to comment, BP shall provide copies of all such substantive official correspondence and any proposed responses by BP in a reasonable period of time prior to the filing of the proposed response thereto to the extent reasonably practicable. In the event Verenium desires to file and prosecute patent applications and patents within the Verenium Patent Rights and BP does not choose to do so, then BP will prepare and file such patent application at Verenium’s cost and expense.

4.2 Assignment of Patent Rights Prior To Abandonment.

4.2.1 If, at any time prior to the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP pursuant to Section 3.2 hereof, BP decides not to continue prosecution of or not to pay any required taxes or maintenance fees for any patent or patent application within the Verenium Patent Rights, then BP shall, at least ninety (90) days before the date which such action is required, send written notice to Verenium advising of such decision and shall maintain such application or patent active up to such date, in order for Verenium to comply with its obligations to Syngenta under the Separation Agreement or for Verenium to exercise the rights herein on its own behalf. Upon receipt of such notice, Verenium shall have the right but not the obligation to take action at its own expense to maintain such patent application or patent active. If Verenium decides to maintain such patent application or patent active, BP shall have no obligation to take any action or do anything other than to provide Verenium with such information and documents necessary to maintain such patent application or patent active or in force. If Syngenta decides to maintain such patent application or patent active pursuant to Section 10.3 of the Separation Agreement, BP shall promptly assign to Verenium all of its right, title and interest in and to such patent or patent application. Upon such assignment, Verenium shall grant, and hereby grants to BP, a non-exclusive, fully paid, perpetual and irrevocable sublicense under the license to such patent or patent application granted to Verenium by Syngenta pursuant to Section 10.3 of the Separation Agreement.

4.2.2 If, at any time after the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP pursuant to Section 3.2 hereof, BP decides not to continue prosecution of or not to pay any required taxes or maintenance fees for any patent or patent application within the Verenium Patent Rights, and Syngenta assumes such obligations under the Separation Agreement, BP shall assign to Syngenta such patent or patent application in accordance with the terms of the Separation Agreement. Upon such assignment, BP shall grant, and hereby grants to Verenium, a non-exclusive, fully paid, perpetual and irrevocable sublicense under the license to such patent or patent application granted to BP by Syngenta pursuant to Section 10.3 of the Separation Agreement.

4.2.3 If, at any time after the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP pursuant to Section 3.2 hereof, BP decides not to continue prosecution of or not to pay any required taxes or maintenance fees for any patent or patent application within the Verenium Patent Rights, and Syngenta declines to assume such obligations under the Separation Agreement, then BP shall, at least ninety (90) days before the date which such action is required, send written notice to Verenium advising of such decision and shall maintain such application or patent active up to such date. Upon receipt of such notice, Verenium shall have the right but not the obligation to take action at its own expense to maintain such patent application or patent active. If Verenium decides to maintain such patent application or patent active, BP shall have no obligation to take any action or do anything other than to provide Verenium or Syngenta with such information and documents necessary to maintain such patent application or patent active or in force.

4.3 Enforcement.

4.3.1 Notification. If either Party learns of any actual or suspected infringement of a claim of the Verenium Patent Rights, such Party shall promptly inform the other Party thereof.

4.3.2 BP Right to Enforce.

(a) BP shall have the first right at its own expense to enforce the Verenium Patent Rights, and to take steps to abate the infringement and/or to institute, prosecute, control and seek remedy in any action or proceeding with respect to actual or suspected infringement by a Third Party, and the sole right to settle any such action or proceeding so instituted, provided, however, that BP may not settle such suit without Verenium’s consent (such consent not to be unreasonably withheld or delayed), if such settlement would include the grant of any rights inconsistent with this Agreement. BP shall give Verenium sufficient advance notice of its intent to file a suit in the applicable jurisdiction and the reasons therefor, and shall provide Verenium with an opportunity to make suggestions and comments regarding such filing and shall give good faith consideration thereto; provided, however, that Verenium shall provide any such comments sufficiently in advance of any filing dates to allow for consideration by BP. BP shall keep Verenium reasonably informed of the status and progress of such litigation. BP shall have the sole and exclusive right to select counsel for any such suit and action and shall pay all expenses of the suit, including, but not limited to, attorneys’ fees and court costs, provided that Verenium may participate in such suit using counsel of its own choice at its own cost and expense. Upon request of BP, Verenium shall join as a party to the suit, at BP’s reasonable expense, and shall offer reasonable assistance to BP in connection therewith, including without limitation executing powers of attorney and other documents, providing access to relevant documents and other evidence and making its employees available at reasonable business hours, all at BP’s reasonable expense.

(b) If, for any reason, it is not possible under applicable law for BP to take action in its own name against an alleged infringer pursuant to subsection (a) of this Section 4.3.2, then BP shall have the right to pursue such action in Verenium’s name and stead, at BP’s sole cost and expense and using counsel of BP’s choice, by giving Verenium written notice thereof. Verenium shall execute such documents, and take such action, as is necessary to effectuate the purpose of this Section 4.3.2(b). The provisions of subsection (a) of this Section 4.3.2, to the extent not inconsistent herewith, shall govern the rights and obligations of BP and Verenium with respect to such action.

4.3.3 Verenium Right to Enforce.

(a) If, at any time before the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property pursuant to Section 3.2 hereof, BP has not taken legal action or been successful in obtaining cessation of the infringement, within (i) three (3) months after the date of notice of Third Party infringement under Section 4.3.2; or (ii) forty-five (45) days before the expiration of a period of time set by applicable law in which action must be taken with respect to the alleged infringement, then Verenium shall have the right to bring suit against the alleged Third Party infringer at its own expense. In the event that Verenium brings suit against the Third Party infringer, Verenium will provide BP with all of the opportunities for suggestion, comment, information and documents provided under Section 4.3.2, and BP agrees upon Verenium’s request to join as a party to the suit, at Verenium’s reasonable expense, and to offer reasonable assistance to Verenium in connection therewith at Verenium’s reasonable expense.

(b) If, at any time after the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property pursuant to Section 3.2 hereof, BP has not taken legal action or been successful in obtaining cessation of the infringement, within (i) six (6) months after the date of notice of Third Party infringement under Section 4.3.2; or (ii) ninety (90) days before the expiration of a period of time set by applicable law in which action must be taken with respect to the alleged infringement, and Syngenta has not notified BP of its intent to bring suit against the alleged Third Party infringer, then Verenium shall have the right to bring suit against the alleged Third Party infringer at its own expense. In the event that Verenium brings suit against the Third Party infringer, Verenium will provide BP with all of the opportunities for suggestion, comment, information and documents provided under Section 4.3.2, and BP agrees upon Verenium’s request to join as a party to the suit, at Verenium’s reasonable expense, and to offer reasonable assistance to Verenium in connection therewith at Verenium’s reasonable expense.

4.3.4 Recovery. Each Party shall cooperate with the other Party in any litigation proceedings against an infringer, at the expense of the Party controlling the lawsuit. Any recovery from an action against an infringer shall first be used to reimburse each Party for all costs actually paid by each Party in connection with such action, and any remainder shall be retained by the Party that instituted the action; provided that to the extent any award is allocable to lost sales, such remainder will first be used to reimburse the Party(ies) with respect to whom such sales were deemed lost and, to the extent such additional amounts are insufficient to reimburse such lost sales of each Party, in proportion to the lost sales of each Party.

4.3.5 Obligations Under Separation Agreement. Notwithstanding anything to the contrary under this Section 4.3, each Party acknowledges and agrees that in connection with the prosecution of a suit for infringement of the Verenium Patent Rights, Syngenta has certain rights, and Verenium (or BP after giving effect to the assignment of the rights and obligations under the Separation Agreement pursuant to Section 3.2 hereof), has certain obligations to Syngenta, pursuant to Section 10.4 of the Separation Agreement, including without limitation to consent to certain settlement terms affecting Syngenta’s rights under the Separation Agreement.

ARTICLE V

Fully Paid License

5.1 Royalty Free, Fully Paid Licenses. The licenses and other rights granted pursuant to this Agreement by BP to Verenium and its Affiliates, and by Verenium to BP and its Affiliates, shall be royalty-free and deemed fully paid-up in consideration for the Parties entering into and consummating the transactions contemplated by the Asset Purchase Agreement.

ARTICLE VI

Confidentiality

6.1 Confidentiality. During the Term, each Party in its capacity as a Receiving Party (on behalf of itself and its Affiliates) shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (a) as reasonably necessary to carry out its responsibilities under this Agreement; (b) as otherwise allowed under this Agreement; or (c) with written consent of the Disclosing Party. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its Affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party.

6.2 Exceptions. The obligations set forth in Section 6.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

6.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or its Affiliates in breach of this Agreement, generally known or available;

6.2.2 is known by the Receiving Party or its Affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party or its Affiliates by the Disclosing Party;

6.2.3 is furnished to the Receiving Party by a Third Party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

6.2.4 was independently developed by the Receiving Party or its Affiliates without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

6.3 Permitted Disclosures. The Receiving Party and its Affiliates are expressly authorized to disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

6.3.1 exercising the rights and performing the obligations of the Receiving Party under this Agreement;

6.3.2 prosecuting or defending litigation as permitted by this Agreement;

6.3.3 complying with applicable laws and regulations;

6.3.4 disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

6.3.5 disclosure to employees, agents, consultants and independent contractors of the Receiving Party and its Affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article VI prior to any such disclosure; or

6.3.6 disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

In the event the Receiving Party or any of its Affiliates is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3.2 or 6.3.3, it will, except where impracticable, provide the Disclosing Party at least sufficient prior written notice of any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the Receiving Party and its Affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, without limitation, by cooperating with the Disclosing Party to obtain a protective order or other appropriate remedy.

6.4 Notice of Non-Permitted Disclosure. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing.

6.5 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article VI. In addition to all other remedies, the Disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article VI.

ARTICLE VII

Representations and Warranties

7.1 Representations and Warranties of BP. BP represents and warrants to Verenium as of the Effective Date:

7.1.1 BP (a) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) has all requisite power and authority to enter into this Agreement.

7.1.2 This Agreement is a valid and binding obligation of BP enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 BP Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1, BP EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

7.3 Verenium’s Representations and Warranties. Verenium represents and warrants to BP as of the Effective Date:

7.3.1 Verenium (a) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (b) has all requisite power and authority to enter into this Agreement.

7.3.2 This Agreement is a valid and binding obligation of Verenium enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.4 Verenium Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.3, VERENIUM EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY’ OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

ARTICLE VIII

Risk Allocation

8.1 Indemnification.

8.1.1 By BP. Subject to the provisions of Section 8.4, BP hereby agrees to defend, indemnify and hold harmless the Verenium Indemnitees from and against any losses, damages liabilities, expenses and costs, including reasonable attorneys’ fees and legal expenses (“Losses”) incurred by any of the Verenium Indemnitees as a result of any claim, demand, action or other proceeding by any Third Party (“Claim”) arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of BP under this Agreement; (b) the exploitation by BP, its Affiliates and Sublicensees of the Verenium Intellectual Property; and (c) any negligence or intentional misconduct by BP, its Affiliates or their respective employees, agents or representatives in performing its covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply to the Verenium Indemnitees, respectively, in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any Verenium Indemnitee’s respective negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective Verenium Indemnitee’s proportional share of fault or responsibility.

8.1.2 By Verenium. Subject to the provisions of Section 8.4, Verenium hereby agrees to defend, indemnify and hold harmless the BP Indemnitees from and against any Losses incurred by any of the BP Indemnitees as a result of any Claim arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of Verenium under this Agreement; (b) the exploitation by Verenium, its Affiliates and Sublicensees of the Verenium Intellectual Property, and (c) any negligence or intentional misconduct by Verenium, its Affiliate or their respective employees, agents or representatives in performing the covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any BP Indemnitee’s negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective BP Indemnitee’s proportional share of fault or responsibility.

8.2 Procedure. To receive the benefit of indemnification under Section 8.1, the Indemnitees must (a) promptly provide notification of the claim and reasonable cooperation to the Indemnitor; provided that failure to promptly notify Indemnitor will not limit the claim for indemnification hereunder except to the extent that such failure actually prejudices Indemnitor, (b) tender to Indemnitor complete control of the defense, settlement and compromise of the claim; provided that Indemnitor will not settle any such claim without the consent of Indemnitee unless a full release of Indemnitee is obtained from all Third Party claimants; and (c) not make any admissions to any Third Party regarding the claim or settle any indemnified claim except as approved by Indemnitor in writing or as required by applicable law. Any Indemnitee may participate in its defense at its own cost and expense and Indemnitor will consult with Indemnitee in connection with defense and settlement. The foregoing states the entire liability of the applicable Indemnitor in respect of any Claim. Nothing contained in this provision or this Agreement is, however, intended to require Indemnitor to pay to any Indemnitee any amount other than (i) for the costs of Indemnitee’s defense, if Indemnitor elects not to defend; and (ii) such amounts actually paid by Indemnitee to the Third Party claimant if Indemnitor fails to pay the Third Party claimant directly for any settlement approved by Indemnitor or any finally awarded judgment in favor of the Third Party claimant.

8.3 Insurance. Unless self insured, each Party will procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during the Term. It is understood that such insurance will not be construed to create a limit of either party’s liability with respect to its indemnification, defense or hold harmless obligations under this Article VIII.

8.4 LIMITATION OF LIABILITY. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VI OR AS OTHERWISE PROVIDED IN SECTION 8.1 WITH RESPECT TO THIRD PARTY CLAIMS, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE IX

Term

9.1 Term. The term of this Agreement (the “Term”) shall begin upon the Effective Date and continue in perpetuity, unless terminated by written agreement of BP and Verenium.

9.2 Rights in Bankruptcy. The Parties agree and acknowledge that the rights granted by this Agreement are licenses of rights to “intellectual property” as such term is defined under Section 101 of the Title 11 of the United States Code, 11 U. S. C. §§ 101-1330, as now in effect or hereafter amended (the “Bankruptcy Code”). The Parties further acknowledge and agree that Verenium shall retain and may fully exercise and enjoy all rights and elections available to it under the Bankruptcy Code including those rights under Section 365(n) of the Bankruptcy Code, as well as all other applicable laws and regulations. The Parties further agree that in the event of the commencement of a bankruptcy proceeding under the Bankruptcy Code by or against a licensor of rights to intellectual property under this Agreement, Verenium shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Verenium upon Verenium’s written request upon any such commencement of a bankruptcy proceeding, unless such licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon rejection of this Agreement by or on behalf of such licensor.

ARTICLE X

Dispute Resolution

10.1 Objective. The Parties recognize that disputes as to certain matters may from time to time arise under this Agreement which relate to the rights or obligations of BP and/or Verenium under this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article X to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

10.2 Notice of Dispute. If there is an unresolved dispute relating to the terms of this Agreement, or the performance thereof, Verenium or BP may commence the dispute resolution process by giving the other party formal written notice of the dispute, including a description for the dispute in reasonably detail including the facts underlying the dispute, and the provision of this Agreement under which the dispute has arisen.

10.3 Resolution by Senior Executives. If the dispute remains unresolved for 30 days after the dispute notice has been delivered, Verenium or BP may refer such dispute to the President of Verenium and the Chief Executive Officer of BP, who shall meet in person or by telephone within 30 days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such 30-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 10.4.

10.4 Arbitration. Any dispute that is not resolved as provided in Section 10.3 may be referred to arbitration in accordance with this Section 10.4, by Verenium or BP. Such arbitration shall be conducted in New York, New York, or any other place selected by mutual agreement of Verenium and BP, in accordance with the Commercial Arbitration Rules of the AAA. Such arbitration shall be conducted by a single arbitrator with knowledge of and experience with the alternative energy industry appointed by mutual consent of Verenium and BP or appointed by the AAA if the Parties are unable to select an arbitrator within 30 days. The arbitrator shall apply the governing law set forth in Section 11.1 hereof. The arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The decision of the arbitrator shall be final and binding and conclusive on the Parties, and the judgment thereon may be entered into any court having jurisdiction over the Parties and the subject matter thereof. The costs and expenses of the arbitration, but not the costs and expenses of the Parties, will be shared equally by the Verenium and BP; provided that if the arbitrator determines that one Party prevailed in the proceeding, then the other Party will bear the entire cost and expense of the arbitration. If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the Parties and the arbitrator will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

10.5 Decision. The arbitrator shall, within 15 days after the conclusion of the arbitration hearing pursuant to Section 10.4, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized (a) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (b) to award punitive damages, or (c) to reform, modify or materially change this Agreement; provided, however, that the damage limitations described in clauses (a) and (b) of this sentence will not apply if such damages are statutorily imposed.

10.6 Court Actions. Notwithstanding the foregoing, (a) any Party shall be permitted to seek a preliminary injunction or other equitable remedy in the courts to preserve rights, which may otherwise be lost or encumbered in the absence of injunctive relief, or to preserve the status quo, including but not limited to preserve confidentiality of Confidential Information, and (b) any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Licensed Rights or other intellectual property rights that are the subject of this Agreement shall be submitted to a court of competent jurisdiction in which such Licensed Rights or other intellectual property rights were granted or arose.

10.7 Remedies Cumulative. The remedies of the Parties are cumulative and not exclusive, and except as otherwise expressly provided in this Agreement to the contrary, each Party shall have all rights and remedies available under this Agreement, at law or in equity.

ARTICLE XI

General Provisions

11.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, United States of America, to the exclusion of both its principles and rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

11.2 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors, and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship among the Parties. None of the Parties will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other Party.

11.3 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred directly or indirectly (including without limitation by merger including by or through merger of a subsidiary, sale of stock, sale of assets or otherwise) by any Party without the prior written consent of Verenium (in the case of any assignment or transfer by BP), or BP (in the case of any assignment or transfer by Verenium), which consent shall not be unreasonably withheld; provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations under this Agreement without the other Party’s consent in connection with the transfer or sale of all or substantially all of the collective business or assets of the Party related to this Agreement to a Third Party, whether by merger (including by or through merger of a subsidiary), sale of stock, sale of assets or otherwise, provided that this Agreement and the applicable Non-Competition Agreement must be assumed by the Third Party in writing and the assigning Party shall remain secondarily liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Third Party under the applicable Non-Competition Agreement and this Agreement, and provided further that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the intellectual property rights licensed or assigned under this Agreement. Either Party can transfer its rights and obligations under this

Agreement to an Affiliate without the consent of the other Party; however, the Assigning Party can only transfer its rights and obligations under this Agreement to an Affiliate if such Assigning Party transfers this Agreement and the applicable Non-Competition Agreement together, and in whole but not in part, to an Affiliate that is wholly owned directly or indirectly by the ultimate parent company of the Party, without the other Party’s consent, and provided that the Party shall remain secondarily liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate and such Affiliate assumes in writing this Agreement and the applicable Non-Competition Agreement.

This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment or transfer by operation of law or change in control not in accordance with this Section 11.3 will be null and void.

11.4 Entire Agreement; Amendment; Waiver. This Agreement, together with all exhibits and schedules attached hereto which are hereby incorporated by reference, the Asset Purchase Agreement, the Non-Competition Agreements, the Verenium License Agreement, the BP License Agreement, and the other agreements by or among the Parties expressly referred to herein or in the Asset Purchase Agreement, the terms and conditions of which are herby incorporated by reference, constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding the subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties. A waiver by a Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

11.5 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws and regulations, but, if any provision of this Agreement is held to be prohibited by or invalid under applicable laws and regulations, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.6 Further Assurances. Each Party agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

11.7 No Third Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any Third Party except for the Indemnitees as provided in Section 8.1.

11.8 Force Majeure. No Party shall be liable to any other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by any Force Majeure Event. The Party affected by such Force Majeure Event will provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

11.9 Notices. Any notice to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, upon written confirmation of delivery after being sent by prepaid express or courier delivery service, upon confirmation of receipt when sent by facsimile transmission or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to Verenium: Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353	If to BP: BP Biofuels North America LLC Attention: Director of Business Development 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

11.10 Rights Inuring To BP. The Parties acknowledge and agree that BP, its Affiliates and sublicensees shall, during the Term and prior to the assignment to BP of the Verenium Intellectual Property pursuant to Section 3.2 hereof, have an irrevocable right with respect to the Verenium Intellectual Property, excluding the Retained Rights, to make or have made, use or have used, practice or have practiced, improve or have improved, research or have researched, develop or have developed, modify or have modified, enhance or have enhanced, create derivative works of or have derivative works created, market or have marketed, distribute or have distributed, import or have imported, export or have exported, sell, offer for sale, have sold or otherwise dispose of, products or services, and such rights shall inure to the benefit of BP, its Affiliate and sublicensees; provided that, during the Term and prior to the assignment to BP of the Verenium Intellectual Property pursuant to Section 3.2 hereof, BP agrees, on behalf of itself and its Affiliates, not to practice the Verenium Intellectual Property in the Syngenta Field of Use.

11.11 Interpretation.

11.11.1 Captions, Headings and Recitals. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. The recitals appearing at the beginning of this Agreement are incorporated into this terms and conditions in full by this reference thereto.

11.11.2 Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders.

11.11.3 Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

11.11.4 Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

11.11.5 Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

11.11.6 English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

11.12 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, any one of which need not contain the signature of more than one party but both such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, effective as of the Effective Date.

Verenium Corporation			BP Biofuels North America LLC

By:	/s/ Carlos A. Riva		By:	/s/ Susan A. Ellerbusch
	Name:	Carlos A. Riva		Name:	Susan A. Ellerbusch
	Title:	President and Chief Executive Officer		Title:	President

Exhibit A

To Joint Intellectual Property Agreement

INTELLECTUAL PROPERTY ASSIGNMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT (this “Assignment”) is made on this      day of          20     (the “Effective Date”), by and between BP Biofuels North America LLC, a Delaware limited liability company (“BP”) and Verenium Corporation, a Delaware corporation (“Verenium”).

W I T N E S S E T H:

WHEREAS, pursuant to Section 3.2 of the Joint Intellectual Property Agreement, dated as of             , 2010 (the “Joint IP Agreement”), by and between BP and Verenium, after obtaining Syngenta’s consent to the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP pursuant to Section 3.1 of the Joint IP Agreement, Verenium agreed to assign to BP the rights, titles and interests set forth in this Assignment; and

WHEREAS, the Parties acknowledge and agree that Syngenta’s consent to such assignment has been obtained and Verenium desires to assign the rights and obligations set forth in this Assignment to BP, and BP desires to accept such assignment.

NOW, THEREFORE, pursuant to the terms of the Joint IP Agreement and in consideration for the mutual promises it contains, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BP and Verenium each further agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined in this Assignment shall have the meanings ascribed to such terms in the Joint IP Agreement.

2. Assignment. Verenium has sold, assigned, transferred and conveyed and does hereby sell, assign, transfer and convey unto BP: (a) all of Verenium’s rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP; (b) all of the rights, titles and interests of Verenium in, to and benefits under the Verenium Know-How described or set forth on Schedule 2(b); and (c) all of the rights, titles and interests of Verenium in, to and benefits under the Verenium Patent Rights described or set forth on Schedule 2(c). Verenium does hereby authorize and request the Commissioner of Patents and Trademarks to assign all United States Letters Patent on the applicable Patent Rights included herein to BP as assignee of the entire interest.

3. Further Action. Verenium, from time to time after the Effective Date, at BP’s request, shall:

a. execute, acknowledge and deliver to BP such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances, as BP may reasonably require in the United States of America or a country foreign thereto in order to assign, transfer and convey to BP the items and materials set forth in Sections 2(a) – (c) above;

b. render all reasonably requested assistance to BP to establish or protect BP’s rights in and to the items and materials referenced in Sections 2(a) – (c) above under the intellectual property laws of the United States of America or countries foreign thereto, including, without limitation, (i) causing Verenium’s agents, employees and representatives, and (ii) using commercially reasonable efforts to cause Verenium’s third party contractors (such agents, employees, representatives and contractors, collectively, “Verenium Parties”) to execute appropriate instruments to secure, register, verify, validate, effect, maintain, renew or defend BP’s rights in and to the items and materials referenced in Sections 2(a) – (c);

c. cooperate and take such other actions as may be reasonably requested from time to time by the other party hereto in order to carry out, evidence and confirm the intended purposes of effecting the assignment pursuant to the Joint IP Agreement upon obtaining Syngenta’s agreement; and

d. not contest, deny or take any action inconsistent with BP’s rights to the items and materials set forth in Sections 2(a) – (c).

In the event that BP is unable to secure Verenium’s or Verenium Parties’ signature on any documents deemed necessary by Verenium, in its reasonable discretion, to carry out the purposes of this Assignment with respect to BP’s rights in and to the items and materials referenced in Sections 2(a) – (c), if (i) after BP has provided Verenium with written notice of such request, (ii) at least ten (10) business days have lapsed since BP has provided the written notice, and (iii) Verenium has not, during such ten (10) business day period, provided Verenium’s or the Verenium Parties’ signature on such documents, then on the eleventh (11th) business day after BP has provided Verenium with such written notice, Verenium hereby irrevocably designates and appoints BP or its designee(s) as Verenium’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and in Verenium’s behalf for the sole purpose of executing, verifying and filing any such document(s).

4. Export Control Laws. Verenium shall be responsible for ensuring that its actions with respect to the items and materials referenced in Sections 2(a) – (c) are in compliance with all applicable export control Laws (“Export Control Laws”). Verenium shall immediately give notice to BP if any specific item or material referenced in Sections 2(a) – (c) is or becomes subject to export control restrictions under any Export Control Laws, and shall provide BP with reasonable cooperation and information, at no additional cost or expense to BP, to assist in complying with any licensing or similar requirements that may be imposed under applicable Export Control Laws, including promptly furnishing upon request any export control classification numbers applicable to the specific items and materials referenced in Sections 2(a) – (c) (or such other applicable export control descriptors).

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5. Joint IP Agreement Controls. Nothing in this Assignment shall be deemed to supersede, enlarge or modify any of the provisions of the Joint IP Agreement, all of which survive the execution and delivery of this Assignment as provided and subject to the limitations set forth in the Joint IP Agreement. If any conflict exists between the terms of this Assignment and the terms of the Joint IP Agreement, the terms of the Joint IP Agreement shall govern and control.

6. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any of the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction to this Assignment.

7. Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon the successors and assigns of BP and Verenium.

8. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9. Amendment and Waiver. This Assignment may not be amended or modified in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or permitted assigns. No waiver under this Assignment shall be valid or binding unless set forth in a writing duly executed and delivered by the party against whom enforcement of such waiver is sought. Neither the waiver by any of the parties of a breach or default under any of the provisions of this Assignment, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Assignment or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

10. Notice. Any notice given pursuant to this Assignment shall be given in the same manner as stated in Section 11.9 of the Joint IP Agreement.

[Signature Page Follows]

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IN TESTIMONY WHEREOF, each party has executed this Assignment by its proper officers thereunto duly authorized.

VERENIUM CORPORATION

Name:

Title:

Date:

State of	)
) ss.
County of	)

On this      day of         , 20     before me personally appeared the foregoing individual, who executed the foregoing instrument and who acknowledged to me that he/she executed the same of his/her own free will for the purposes therein set forth.

Notary Public,

(seal)	County, State of
My Commission Expires:

BP BIOFUELS NORTH AMERICA LLC

Name:

Title:

Date:

State of	)
) ss.
County of	)

On this      day of         , 20     before me personally appeared the foregoing individual, who executed the foregoing instrument and who acknowledged to me that he/she executed the same of his/her own free will for the purposes therein set forth.

Notary Public,

(seal)	County, State of
My Commission Expires:

Schedule 2(b)

To Intellectual Property Assignment

Verenium Know-How

[To be identical to Schedule 1.37 to the Joint IP Agreement]

Schedule 2(c)

To Intellectual Property Assignment

Verenium Patent Rights

[To be identical to Schedule 1.40 to the Joint IP Agreement]

Schedule 1.37

To Joint Intellectual Property Agreement

Verenium Know-How

[…***…]

*** Confidential Treatment Requested

Schedule 1.40

To Joint Intellectual Property Agreement

Verenium Patent Rights

[…***…]

*** Confidential Treatment Requested